CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-135644 on Form N-14 of our report dated December 19, 2005, relating to the financial statements and financial highlights of Merrill Lynch EuroFund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2005, and to the references to us under the captions “Other Service Providers-EuroFund” in the Combined Prospectus/Proxy Statement and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Princeton, New Jersey

August 4, 2006